EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contact:
Mary McCarthy, Investor Relations
(714) 914-5495; mccarthy@avtel.com


AvTel Reports Year and Fourth Quarter 1998 Results

Corporate  Data,   Voice,  and  Internet  Revenue  Increase  69%;  Lower  Margin
Residential Long Distance Revenue Declined

--Signed Engagement Letter to Raise Up to $15 Million of Equity Financing--

SANTA BARBARA, Calif.--(BUSINESS WIRE)--March 31, 1999--AvTel Communications Inc. (NASDAQ: AVCO), a provider of integrated voice, data and Internet services, today announced a net loss of $2.1 million, or $0.22 per share on 10.0 million basic and diluted shares for the three month period ending December 31, 1998 compared to a net loss of $10.2 million or $1.09 per share on approximately 9.4 million basic and diluted shares for the same period of 1997.

For the year ended December 31, 1998, AvTel reported a net loss of $7.1 million or $0.74 per share on 9.6 million basic and diluted shares compared to a net loss of $10.2 million or $1.23 per share on approximately 8.3 million basic and diluted shares for the year ended December 31, 1997.

"While our strategy to grow our data networking and Internet business as a primary source of revenue continues to demonstrate positive results, top line performance throughout 1998 was negatively impacted by the expected reduction in less profitable residential long distance revenue at the Company's wholly owned subsidiary Matrix Telecom," said Anthony E. Papa, Chairman of the Board and Chief Executive Officer.

Revenue for the three-month period and year ended December 31, 1998 were $9.7 million and $44.0 million respectively compared to $12.1 million and $51.4 million for the same periods in 1997.

"The decline in total revenue throughout 1998 is attributable to residential long distance telephone service attrition and competitive pricing pressure. Although we experienced this rapid decrease in overall long distance revenue in 1998, our long distance revenue generated by corporate customers grew by 15% and the volume of corporate customer voice minutes of usage grew by 27% in the fourth quarter over the third quarter 1998," added Mr. Papa.

Reviewing the year Mr. Papa commented, "We continue to develop our focus on our core business units: Business Markets and Channel Markets. Our Business Markets group provides `integrated enterprise-wide network solutions' to corporate customers and our Channel Markets team sells Internet access bundled with long distance telephone service and other telecom products through distributors and resellers. We began to see the results of this focus in the fourth quarter of 1998. Gross revenue from corporate customers served by our Business Markets group grew by 120% to $2.6 million in fourth quarter over third quarter 1998. The Business Markets group was established to capitalize on data, voice and Internet integration complexities affecting corporate enterprises." "In mid 1998," he continued, "our Matrix Telecom subsidiary was reorganized to form our Channel Markets group. Today, this group is a nationwide provider of Internet access and bundled telecom services through distributors, agents, resellers and affinity organizations. We terminated direct mail and direct telemarketing activities of our residential long distance services in early 1998, including termination of the Company's dial around (1010-XXX) product marketing efforts. These product offerings had attracted significant competition from other telecom industry leaders which has resulted in industry-wide lower pricing, increased customer acquisition costs and increased customer turn-over or churn. We believe our resources are better spent focusing on national Internet access sales with bundled telecom packages through niche-focused distributors, agents, resellers and affinity groups. As a result, our existing base of residential long distance telephone services continued to churn down through the fourth quarter. Retail price reductions, customer churn and minimal retention activity of older, lower margin telemarketing and casual calling customers lead to a 15% reduction in residential voice minutes of usage and a 23% reduction in consecutive quarter residential long distance revenue. These were partially offset by other growing businesses such as Internet sales and corporate data and voice sales."

Mr. Papa further commented, "Internet sales activity in the Channel Markets group continues to increase into 1999. We have recently contracted or entered negotiations with several large affinity organizations and distributors that have begun selling bundled Internet and long distance telephone service to their members/customers. Through a new partnership with a Tier 1 Internet carrier, we have expanded our Internet backbone reach with dial-up coverage in more than 600 markets throughout the United States. The availability of our DSLinksm high-speed Internet access service in California now expands from parts of southern Los Angeles County to Lompoc. Every new agent, reseller and affinity group agreement entered into today is for the sale of some sort of Internet and data service bundled together with traditional voice products. Additionally, in the fourth quarter we invested heavily in expanding our marketing/sales teams in both Business Markets and Channel Markets by opening new sales offices and adding personnel."

AvTel also announced today that it has engaged a financial advisor to assist AvTel in arranging up to $15 million in equity-based financing. The engagement contemplates the private issuance of $1.5 million of convertible preferred stock and up to an additional $13.5 million in equity financing in the form of an equity line of credit which extends for three years. The completion of the financing is subject to the execution of definitive agreements with investors and to customary closing conditions for this type of transaction. The Company plans to use the financing for the expansion of sales and marketing in 1999, potential acquisition activities and for general working capital purposes. These securities, if issued, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

AvTel Communications Inc. is a provider of broadband network services integrating voice, data and Internet services for individuals and business customers. The company markets and sells a broad range of telecommunications and advanced network services through independent value-added agents, resellers and affinity groups as well as through internal direct sales professionals. The company targets mid-size corporations, small-office home-office professionals and select niche-focused distributors. The company is fully certified by the FCC and registered in all 48 contiguous states and Hawaii.

In  addition,  the  company  provides  Internet  access  through  more  than 600 points-of-presence (POPs) nationally and holds billing agreements with all the regional Bell Operating Companies, GTE and other independent telephone companies. For further information, please visit the company's Web site at: www.avtel.com.

###

All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. Reference is made to the company's Annual Report on Form 10-K for the year ended Dec. 31, 1997, and to the company's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on the company's business.

###

AvTel Communications, Inc. and Subsidiaries
Selected Financial Information  (in thousands except for per share data)

                                                                 December 31,
                                                              1998          1997
Assets
Cash and cash equivalents ..........................       $   911         4,807
Other current assets ...............................         6,228        10,551
      Total current assets .........................         7,139        15,358
Property and equipment, net ........................         1,685         1,792
Other assets .......................................         5,810         1,575
      Total assets .................................       $14,634        18,725

Liabilities and Stockholders' Equity
Current liabilities ................................        10,162         9,787
Other liabilities ..................................         1,287         1,129
      Total liabilities ............................        11,449        10,916
Stockholders' equity ...............................         3,185         7,809
      Total liabilities and stockholders'
        equity .....................................       $14,634        18,725


                                            Three Months Ended        Year Ended
                                               December 31,           December 31,
                                            ------------------    ------------------
                                               1998       1997       1998       1997
                                            ------------------    ------------------

Revenues ................................   $ 9,684     12,145       44,013     51,389
Gross margin ............................     2,732      3,222       12,164     15,162
Operating expenses
      Selling, general and administrative     4,798      4,518       18,481     16,141
      Impairment loss ...................      --        9,099         --        9,099
      Depreciation and amortization .....       301        165        1,107        680
           Total operating expenses .....     5,099     13,782       19,588     25,920
Net operating loss ......................    (2,367)   (10,560)      (7,424)   (10,758)
Other income including income taxes .....       234        361          297        566
Net loss ................................   $(2,133)   (10,199)      (7,127)   (10,192)

Net loss per share - basic and diluted ..   $ (0.22)     (1.09)(a)    (0.74)     (1.23)(a)

Weighted average number of common shares      9,976      9,405 (a)    9,633      8,267 (a)


(a) Amounts are presented on a proforma basis as the reverse acquisition of AvTel by Matrix occurred as January 1, 1997.